Volatility Shares Trust 485BPOS

Exhibit 99(g)(2)

EXHIBIT B TO THE CUSTODY AGREEMENT BETWEEN THE REGISTRANT AND U.S. BANCORP FUND SERVICES, LLC

Exhibit A to the Custody Agreement

Separate Series of Volatility Shares Trust

Name of Series

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures K-1 Free ETF

-1x Short VIX Mid-Term Futures ETF

2x Bitcoin Strategy ETF